Exhibit 10.17

Immunomedics, Inc.
300 American Road, Morris Plains, New Jersey 07950
May 15, 1998


Mr. Robert J. DeLuccia

Dear Mr. DeLuccia:

On behalf of Immunomedics, Inc., I am pleased to offer the position of President and Chief Executive Officer and member of the Board of Directors, reporting to the Chairman of the Board of Directors.

This position is a salary grade 21 and your base salary will be $10,000.00 per semi-monthly pay period equivalent to $240,000.00 on an annualized basis. Annual performance reviews will be conducted by the Board of Directors on July 1st and adjustments will reflect your performance and responsibilities.

Additionally, you will be entitled to four weeks of paid vacation annually and Immunomedics, Inc. will provide you with a car allowance of $750.00 per month.

The Company offers a Comprehensive Health Care Plan and a 401(K) Savings Plan to its employees. The 401(K) open enrollment dates are January 1st and July 1st of each year. The Company matches a portion of the employee's annual contribution and in past years it has been 25% of 5% of the employee's annual salary. There is a 30-day waiting period before an eligible employee can be covered by our health care plan, so please arrange to keep your current coverage in force through this period. Information regarding these programs and other Company benefits along with guidelines commencing employment are contained in Immunomedics' orientation package which is issued at the time employment commences.

A stock option package of 200,000 shares of Immunomedics' common stock under the Company's 1992 Stock Option Plan will be presented to the Compensation Committee of the Board of Directors for approval and, subject to this approval, the exercise price will be based on the last sale price of the Company's common stock, as per the NASDAQ system, on your date of hire. At the end of your first year of employment you will be eligible to receive an additional 150,000 options (as determined by the Board), based upon your contribution to the company in meeting certain milestones.


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Thereafter,  you will be  eligible  to receive  additional  option  grants on an annual basis, based upon your performance and the performance of the company, as determined by the Board of Directors.

The President and Chief Executive Officer is responsible for the Company's operations and financial activities, including the following functions:

*      Marketing and sales
*      Business development
*      Regulatory Affairs
*      Finance
*      Information systems and technology
*      Legal
*      Manufacturing and facilities
*      Human Resources
*      Investor and public relations, and
*      Oversight of foreign affiliates and operations.

In the area of basic research and related patent activities, the President and Chief Executive Officer shall be indirectly involved through the Chairman, who has responsibility for these functions. The President and CEO shall consult and advise the Chairman prior to any strategic policy changes that affect the Chairman's area of responsibility. However, it is the Chairman's desire that, when appropriate, research and patent-related functions also come under the direct authority of the President.

The President and Chief Executive Officer will fulfill the functions in the designated areas in accordance with Board-approved budgets and shall have an expenditure authorization for items of up to $50,000, provided the expenditure will not cause budgeted amounts for the corresponding category to be exceeded. Expenditures, contracts or commitments on behalf of the company above this level or that are in an unbudgeted category require final approval by the Chairman or the Board of Directors if the expenditure exceeds the Chairman's authorization. This also applies to corporate partnerships, alliances and deals, as well as financing arrangements, which require Board approval.


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In all areas of the company, the President and Chief Executive Officer will have hiring, firing and related personnel responsibilities, but should confer in this regard with the Chairman on matters involving Executive Directors, and Corporate Vice Presidents and Officers.

Except as indicated above, the Chairman shall not deal directly with these functions or staff without the prior agreement of the President and Chief Executive Officer.

If you are voluntarily terminated by the company, except for cause, the company will provide you with severance compensation amounting to two weeks for every one month's employment to a maximum of nine (9) months, payable in monthly installments from the date of your termination or until you commence other employment, whichever comes first.

In the event of a change of control, all of your stock options will vest immediately and if you are not retained by the new employer, the company will provide you severance compensation amounting to no less than 9 months continuation of your prevailing base salary.

It is Company policy to have each new employee acknowledge the following:

* Employment eligibility verification and proper I-9 documentation. In compliance with federal law, Immunomedics, Inc. must verify the status of every individual offered employment with the Company to ensure that they are authorized to be lawfully employed in the United States. In this connection, it will be necessary for you to submit verification as required by law of your identity and employment authorization as a condition to employment with Immunomedics, Inc.

* Your acknowledgment and execution of your agreement not to disclose proprietary information, agreement to assign all discoveries and inventions to Immunomedics and a covenant not to compete or to solicit employees away from the Company.

Your employment is scheduled to commence on June 1, 1998. On that day you are scheduled to attend a new employee orientation at 8:30 a.m. with the Human Resources department.

By accepting this employment offer, you hereby represent that your employment by Immunomedics, Inc. does not violate the terms of any employment or other agreement to which you are or have previously been a party. Further, as set forth in Immunomedics' employment application and its handbook, your employment relations with Immunomedics is on an "at-will" basis. Additionally, this offer is contingent on the completion of satisfactory reference checks which Korn Ferry is currently conducting.


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Bob, everyone associated with Immunomedics,  Inc. is excited about the Company's prospects - especially with you as President and Chief Executive Officer. Kindly indicate your acceptance of our offer of employment under the terms and conditions outlined in this letter by signing and dating the bottom of this letter. Please forward the executed copy to my personal fax this weekend. Original copies will then be available for you to sign, with other personnel forms, in our Human Resources department, next week.

If you have any questions or need additional information, please feel free to call me. We look forward with pleasure to welcoming you to Immunomedics.


Sincerely,


/s/ David M. Godenberg

David M. Goldenberg, Sc.D., M.D.
Chairman

DMG/dsb
Enclosures


UNDERSTOOD AND ACCEPTED:



/s/ Robert J. DeLuccia                                            May 15th, 1998
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Robert J. DeLuccia                                                         Date

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